NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on August 21, 2026, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on August 10, 2026 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The Reorganization of the First Trust Senior Floating Rate Income Fund II ("Target Fund") into the First Trust Exchange-Traded Fund VIII ("Acquiring Fund") became effective on August 10, 2026. Shareholders of the Target Fund will receive a number of shares of the Acquiring Fund representing an aggregate net asset value ("NAV") equal to the aggregate NAV of the Target Fund shares held immediately prior to the closing of its Reorganization. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on August 10, 2026.